Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-132206, 333-181846, and 333-186209) pertaining to the 2005 Stock Award Plan and 1999 Stock Option Plan of Vocus, Inc. and subsidiaries of our reports dated March 11, 2013, with respect to the consolidated financial statements and schedule of Vocus, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Vocus, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

McLean, Virginia

March 11, 2013